Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM
Board of Directors and Shareholders of
Pediatrix Medical Group, Inc.
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 333-121125, 333-101225, 333-101222, 333-07061, 333-85366, 333-77779, 333-37937, 333-07057, 333-07059 and 333-07061) of Pediatrix Medical Group, Inc. of our report dated March 3, 2006 relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K.

PricewaterhouseCoopers LLP
Tampa, Florida
March 3, 2006